                                                                     EXHIBIT 2.5

                                                                  EXECUTION COPY

                            SHARE PURCHASE AGREEMENT

                                   dated as of

                               September 25, 2003

                                  by and among

                              VESPER HOLDING, LTD.,

                            QUALCOMM DO BRASIL LTDA.

                                       and

                           EMBRATEL PARTICIPACOES S.A.

                                TABLE OF CONTENTS

                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                                                                    PAGE
                                                                                                                     NO.
                                                                                                                    ----
ARTICLE I DEFINITIONS...........................................................................................      1
         1.01  Definitions......................................................................................      1

ARTICLE II SALE OF SHARES AND CLOSING...........................................................................      8
         2.01  Certain Other Agreements.........................................................................      8
         2.02  Purchase and Sale................................................................................      8
         2.03  Purchase Price...................................................................................      8
         2.04  Closing..........................................................................................      8
         2.05  Other Documents..................................................................................      8
         2.06  Further Assurances...............................................................................      8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................................      8
         3.01  Corporate Existence..............................................................................      9
         3.02  Authority........................................................................................      9
         3.03  Corporate Existence of the Brazilian Holding Companies and the Operating Companies...............      9
         3.04  Capitalization...................................................................................      9
         3.05  No Conflicts.....................................................................................     10
         3.06  Governmental Approvals and Filings...............................................................     11
         3.07  Affiliate Transactions...........................................................................     11
         3.08  Financial Statements.............................................................................     11
         3.09  Books and Records................................................................................     11
         3.10  Taxes............................................................................................     11
         3.11  Compliance with Legal Requirements...............................................................     12
         3.12  Legal Proceedings; Orders........................................................................     12
         3.13  Software and Intellectual Property...............................................................     12
         3.14  Brokers..........................................................................................     12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................     13
         4.01  Corporate Existence..............................................................................     13
         4.02  Authority........................................................................................     13
         4.03  No Conflicts.....................................................................................     13
         4.04  Governmental Approvals and Filings...............................................................     14
         4.05  No Other Negotiations............................................................................     14
         4.06  Brokers..........................................................................................     14

ARTICLE V COVENANTS.............................................................................................     14
         5.01  Regulatory and Other Approvals...................................................................     14
         5.02  No Solicitations.................................................................................     15

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
         5.03  Sale of Real Estate Assets.......................................................................     15
         5.04  Operating Company Operations.....................................................................     15
         5.05  Key Employees....................................................................................     18
         5.06  Conduct of Business..............................................................................     18
         5.07  Right of Last Refusal............................................................................     18
         5.08  No Change of Control Until ANATEL Approval.......................................................     19
         5.09  Guarantees.......................................................................................     19
         5.10  Vesper Sale......................................................................................     19
         5.11  Certain Transfers................................................................................     19

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER...............................................................     19
         6.01  Representations and Warranties...................................................................     19
         6.02  Performance......................................................................................     20
         6.03  Orders and Laws; Proceedings.....................................................................     20
         6.04  Regulatory Consents and Approvals................................................................     20
         6.05  Other Transactions...............................................................................     20
         6.06  QUALCOMM Funding.................................................................................     21
         6.07  Business Plan....................................................................................     21
         6.08  Capital Leases and Indebtedness..................................................................     21
         6.09  Licenses.........................................................................................     21
         6.10  QUALCOMM Indemnity Agreement.....................................................................     21
         6.11  Certain Transfers................................................................................     21
         6.12  Provision........................................................................................     21
         6.13  QUALCOMM Confirmation Letter.....................................................................     21
         6.14  Due Diligence....................................................................................     21

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLERS................................................................     22
         7.01  Representations and Warranties...................................................................     22
         7.02  Performance......................................................................................     22
         7.03  Orders and Laws; Proceedings.....................................................................     22
         7.04  Regulatory Consents and Approvals................................................................     22
         7.05  Other Transactions...............................................................................     22
         7.06  Resolution and Settlement Agreements.............................................................     23
         7.07  Vesper Spectrums.................................................................................     23

ARTICLE VIII TERMINATION; SURVIVAL; LIMIT ON DAMAGES............................................................     23
         8.01  Termination......................................................................................     23
         8.02  Effect of Termination............................................................................     24
         8.03  Survival of Representations and Warranties.......................................................     24
         8.04  Damages..........................................................................................     24
         8.05  Notice/Knowledge of Breach.......................................................................     25

ARTICLE IX MISCELLANEOUS........................................................................................     25
         9.01  Notices..........................................................................................     25
         9.02  Entire Agreement.................................................................................     26
         9.03  Expenses.........................................................................................     26
         9.04  Public Announcements.............................................................................     27
         9.05  Confidentiality..................................................................................     27
         9.06  Waiver...........................................................................................     27

         9.07  Amendment........................................................................................     28
         9.08  No Third Party Beneficiary.......................................................................     28
         9.09  No Assignment; Binding Effect....................................................................     28
         9.10  Headings.........................................................................................     28
         9.11  Invalid Provisions...............................................................................     28
         9.12  Governing Law....................................................................................     28
         9.13  Dispute Resolution...............................................................................     28
         9.14  Specific performance.............................................................................     29

EXHIBITS

Exhibit A     Shares in the Brazilian Holding Companies and the Operating
              Companies
Exhibit B     Business Plan
Exhibit C     QUALCOMM Confirmation Letter
Exhibit D     QUALCOMM Funding Agreement
Exhibit E     QUALCOMM Indemnity Agreement

                  SHARE PURCHASE AGREEMENT dated as of September 25, 2003, by and among VESPER HOLDING, LTD. ("VHL"), a Cayman Islands company, QUALCOMM DO BRASIL LTDA., a limitada organized under the Laws of Brazil ("QdB" and, together with VHL, "Sellers"), and EMBRATEL PARTICIPACOES S.A., a sociedade por acoes organized under the Laws of Brazil ("Purchaser"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.01.

                  WHEREAS, Sellers own such number of shares of capital stock of Vesper Holding S.A. and Vesper Holding Sao Paulo S.A., each a sociedade por acoes organized under the Laws of Brazil (collectively, the "Brazilian Holding Companies"), as are set forth opposite each Seller's name in Exhibit A attached hereto, which number of shares, in the aggregate, constitute all the issued and outstanding shares of capital stock of the Brazilian Holding Companies (the "Shares");

                  WHEREAS, the Brazilian Holding Companies and QdB own such number of shares of capital stock of Vesper S.A. and Vesper Sao Paulo S.A., each a sociedade por acoes organized under the Laws of Brazil (collectively, the "Operating Companies"), as are set forth opposite each such party's name in Exhibit A attached hereto, which number of shares, in the aggregate, constitute all the issued and outstanding shares of capital stock of the Operating Companies as of the date hereof (the "Opco Shares");

                  WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each Seller desires to sell, and Purchaser desires to purchase, such number of Shares as are set forth opposite each Seller's name in Exhibit A attached hereto, which, together with any shares that may be issued to VHL in the capitalization of the Bridge Loans (the "Additional Shares"), in the aggregate, shall constitute all of the issued and outstanding shares of capital stock of the Brazilian Holding Companies and the Operating Companies on the Closing Date (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, including the representations and warranties hereunder and in the other documents attached or delivered in connection herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.01 Definitions.(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "Acquirer" has the meaning set forth in Section 5.04(g).

                  "Acquisition Proposal" means any proposal for a merger, acquisition or other business combination to which any of the Operating Companies is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Operating Companies, other than the transactions contemplated by this Agreement.

                  "Additional Shares" has the meaning set forth in the preamble.

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting securities of another Person shall be deemed to control that Person.

                  "Agreement" means this Share Purchase Agreement, the Exhibits, and the Schedules hereto, as the same shall be amended from time to time, among the parties hereto in accordance with Section 9.07 below.

                  "ANATEL" means Agencia Nacional de Telecomunicacoes.

                  "ANATEL Resolution" means ANATEL's Resolution No. 101 dated February 4, 1999.

                  "Brazil" means the Federative Republic of Brazil.

                  "Brazilian Holding Companies" has the meaning set forth in the preamble.

                  "Bridge Loan Assignment Agreement" means the Bridge Loan Assignment Agreement among QUALCOMM or an Affiliate thereof and VHL to be entered into at or prior to the Closing Date, pursuant to which VHL shall acquire the Bridge Loans and shall exchange the Bridge Loans for shares of capital stock in the Operating Companies.

                  "Bridge Loans" means all of the outstanding loans made by QUALCOMM or an Affiliate thereof to the Operating Companies, including all interest accrued until the date of exchange for shares of the Operating Companies.

                  "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks located in New York City, the city of Sao Paulo or the city of Rio de Janeiro are authorized or required by Law to remain closed.

                  "Business Plan" means the business plan developed by QUALCOMM and the Operating Companies, attached as Exhibit B hereto.

                  "CADE" means Conselho Administrativo de Defesa Economica.

                  "Closing" has the meaning set forth in Section 2.04.

                  "Closing Date" means (a) the third Business Day (or as promptly thereafter as practicable) after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.03 and 6.04 and Sections 7.03 and 7.04 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

                  "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

                  "CT Leasing" means CT Leasing, a Cayman Islands company.

                  "Definitive Agreements" means, in addition to this Agreement, the Bridge Loan Assignment Agreement, any corporate documentation pursuant to which the Operating Companies issue equity, if any, in respect of the capitalization of the Bridge Loans by VHL or the capitalization in connection with the QUALCOMM Funding, the Services Agreement, the Tower Sale and Lease Agreements, the Settlement and Forbearance Agreement, the Settlement and General Release Agreement, the Resolution and Settlement Agreement, the QUALCOMM Funding Agreement, the QUALCOMM Indemnity Agreement and such related ancillary agreements, if and as necessary, including but not limited to any mandatory agreements required by applicable Laws or regulations in Brazil in connection with the transactions contemplated herein.

                  "Dollar" or "US$" means the lawful currency of the United States of America.

                  "Embratel" means Empresa Brasileira de Telecomunicacoes S.A. - Embratel, a sociedade anonima organized under the laws of Brazil.

                  "Governmental Authority" means the government of Brazil or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Guarantees" has the meaning set forth in Section 5.09.

                  "ICC" has the meaning set forth in Section 9.13(b).

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Knowledge" of any Person means the actual knowledge of the executive officers of such Person.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any state, county, city or other political subdivision or of any Governmental Authority.

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, court or administrative attachment order ("embargos") or other encumbrance of any kind.

                  "Losses" means all actual losses, liabilities, obligations, damages, settlements, awards or judgments, and all reasonable costs and expenses, including reasonable legal fees and expenses, other than any indirect, special, punitive, exemplary or consequential loss or damage (perdas e danos indiretos e/ou perdas e danos punitivos) (including any loss of revenue or profit).

                  "Notice of Determination" has the meaning set forth in Section 5.07(a).

                  "Notice of Election" has the meaning set forth in Section 5.07(a).

                  "Opco Shares" has the meaning set forth in the preamble.

                  "Operating Companies" has the meaning set forth in the preamble.

                  "Operating Period" has the meaning set forth in Section
5.04(a).

                  "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

                  "Order" means any writ, judgment, award, decree, injunction, ruling or similar order issued, entered, made or rendered by any Governmental Authority or by any arbitrator (in each such case whether preliminary or final).

                  "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

                  "Proceeding" means any action, arbitration, audit, litigation, proceeding or suit (whether civil, commercial, criminal, administrative, labor related or tax related) commenced, brought or conducted by or before, or otherwise involving as a party, any Governmental Authority or arbitrator.

                  "Purchase Price" has the meaning set forth in Section 2.03.

                  "Purchaser" has the meaning set forth in the preamble.

                  "QdB" has the meaning set forth in the preamble.

                  "QUALCOMM" means QUALCOMM Incorporated, a Delaware corporation.

                  "QUALCOMM Confirmation Letter" means the QUALCOMM Confirmation Letter in the form of Exhibit C attached hereto.

                  "QUALCOMM Funding" means US$6.0 million in funding provided by QUALCOMM, directly or indirectly, to the Operating Companies in accordance with the QUALCOMM Funding Agreement, which funding shall not result in any recourse to or repayment obligation of Purchaser or the Operating Companies from and after the Closing Date.

                  "QUALCOMM Funding Agreement" means the Agreement dated as of the date hereof, by and among the Operating Companies and QUALCOMM, attached as Exhibit D hereto.

                  "QUALCOMM Indemnity Agreement" means the Agreement dated as of the Closing Date, by and among the Operating Companies, Purchaser and QUALCOMM, in the form attached as Exhibit E hereto, if such Agreement is necessary.

                  "QUALCOMM Party" has the meaning set forth in Section 5.04(e).

                  "QUALCOMM Put Closing" has the meaning set forth in Section 5.04(e).

                  "QUALCOMM Put Notice" has the meaning set forth in Section 5.04(e).

                  "QUALCOMM Put Purchase Price" has the meaning set forth in
Section 5.04(e).

                  "QUALCOMM Put Right" has the meaning set forth in Section 5.04(e).

                  "R$" means the lawful currency of Brazil.

                  "Resolution and Settlement Agreement" means a Resolution and Settlement Agreement entered into by and among the Operating Companies and each Resolution Party pursuant to which the Operating Companies shall have received an express release from such Resolution Party in respect of such Resolution Party's Indemnifyable Claim (as defined in the QUALCOMM Indemnity Agreement).

                  "Resolution Party" means each of CGI Telecom International Inc. and El Camino Resources Arrendamento Mercantil S.A. (or any successor thereto).

                  "Sellers" has the meaning set forth in the preamble.

                  "Services Agreement" means the Services Agreement between Purchaser (and its appropriate Affiliates) and the Operating Companies to be entered into prior to Closing.

                  "Settlement and Forbearance Agreement" means the Vesper Settlement and Forbearance Agreement relating to the local bank loans of the Operating Companies.

                  "Settlement and General Release Agreement" means the Settlement and General Release Agreement pursuant to which Bell Canada International Inc. shall pay a negotiated fee as directed by QUALCOMM in consideration of the discharge of its guarantees in respect of the local bank loans to the Operating Companies.

                  "Shares" has the meaning set forth in the preamble.

                  "SMP Companies" has the meaning set forth in Section 5.07(a).

                  "SMP Licenses" means the personal mobile service licenses granted by ANATEL to Brazzaville S.A. and Vesper SMP S.A. pursuant to auction No. 002/2002/SPV-ANATEL.

                  "SMP Affiliate" has the meaning set forth in Section 5.07(a).

                  "SMP Notice Period" has the meaning set forth in Section 5.07(a).

                  "SMP Offer" has the meaning set forth in Section 5.07(a).

                  "SMP Offeror" has the meaning set forth in Section 5.07(a).

                  "SMP Sale Period" has the meaning set forth in Section
5.07(a).

                  "SMP Subject Terms" has the meaning set forth in Section 5.07(a).

                  "Spectrum Acquirer" has the meaning set forth in Section 5.04(g).

                  "Software" means any computer software or applications other than computer software or applications (i) readily available to any consumer on an "off-the-shelf" (i.e., uncustomized) basis, and (ii) in respect of which the license or user fees to be paid to the owner or licensor thereof are less than $10,000 (or its equivalent in any currency) per year, or $50,000 (or its equivalent in any currency) in total.

                  "Tax" means any income, gross income, foreign exchange (IOF), withholding, financial transaction (including IOF and CPMF), payroll, social security (including COFINS, PIS, and social contributions on profits and for educational funds), workers' compensation, unemployment severance (FGTS), property (IPTU), excise (IPI), service (ISS), sales, use, license, import, export, value added (ICMS), goods and services or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), together with any interest or penalty, in addition to tax, imposed by any Governmental Authority.

                  "Tax Authority" means with respect to any Tax, the Governmental Authority that imposes such Tax and the Governmental Authority (if any) charged with the collection of such Tax.

                  "Tower Co." means CT Torres Ltda., a limitada organized under the Laws of Brazil.

                  "Tower Investment Agreement" means the agreement pursuant to which a third party investor shall agree to make a minority investment in Tower Leasing Co., or its parent companies.

                  "Tower Leasing Co." means CT Leasing Ltda., a limitada organized under the Laws of Brazil.

                  "Tower Leasing Co. Quotas" has the meaning set forth in
Section 5.04(e).

                  "Tower Sale and Lease Agreements" means the agreements providing for the sale and lease back of certain telecommunication tower assets and related property to be entered into by the Operating Companies prior to Closing.

                  "Transaction Expenses" means any out-of-pocket costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, of Sellers and their Affiliates, incurred in connection with the structuring, negotiation, execution and closing of this Agreement and the Definitive Agreements and the transactions contemplated hereby and thereby, and the transactions contemplated by the circumstances pursuant to which these Transaction Expenses are required to be paid pursuant to this Agreement.

                  "Vesper Acquirer" has the meaning set forth in Section
5.04(e).

                  "Vesper Acquirer Affiliate" has the meaning set forth in
Section 5.04(e).

                  "Vesper Proceeds" means, in the case of a Vesper Sale, (i) in the case of the direct or indirect sale, exchange or purchase of the equity securities of the Operating Companies, the total consideration paid for such securities by the Vesper Acquirer, plus the principal amount of all Indebtedness of the Operating Companies outstanding prior to the consummation of such sale, exchange or purchase, and (ii) in the case of a sale or disposition of the assets or properties of the Operating Companies, the total consideration paid for such assets and properties, plus the net value of any current assets not sold and the principal amount of all Indebtedness assumed by the Vesper Acquirer.

                  "Vesper Roll-up" has the meaning set forth in Section 5.04(g).

                  "Vesper Sale" has the meaning set forth in Section 5.04(e).

                  "Vesper Spectrums" means the Operating Companies' designated spectrums within the range from 1850MHz to 1990MHz and any other successor spectrum issued by ANATEL or otherwise in exchange for all or a portion the Vesper Spectrums.

                  "VHL" has the meaning set forth in the preamble.

                  (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article", "Section" or "Exhibit" refer to the specified Article, Section or Exhibit of this Agreement; and (v) reference to a Law are to include references to any such Law as amended or re-enacted whether before or after the date of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE II

                           SALE OF SHARES AND CLOSING

                  2.01 Certain Other Agreements. Sellers and Purchaser shall use commercially reasonable efforts to negotiate, finalize and cause the execution and delivery of the Services Agreement and the Tower Sale and Lease Agreements as promptly as practicable after the date hereof, but, in any event, on or before the Closing Date.

                  2.02 Purchase and Sale. Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Shares and any Additional Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

                  2.03 Purchase Price. The aggregate purchase price for the Shares and any Additional Shares is R$1.00 per Seller (the "Purchase Price").

                  2.04 Closing. The closing of the purchase and sale of the Shares and any Additional Shares (the "Closing") shall take place at 12 noon at the offices of Vieira, Rezende, Barbosa e Guerreiro Advogados S/C, on the Closing Date. At the Closing, Purchaser shall pay to the Sellers the Purchase Price in cash. Simultaneously, Sellers shall assign and transfer to Purchaser all of Sellers' respective rights, title and interest in and to the Shares and any Additional Shares, by means of the execution of the proper share transfer in the relevant share transfer book of each Brazilian Holding Company and each Operating Company to transfer to Purchaser the full ownership of the Shares and any Additional Shares.

                  2.05 Other Documents. The following shall have occurred at or prior to the date hereof:

                           (i) the execution and delivery of the QUALCOMM Funding Agreement by the parties thereto; and

                           (ii) the completion and adoption of the Business Plan by the Operating Companies.

                  2.06 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, as and to the extent applicable, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by applicable Law, to fulfill its obligations under this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Each Seller severally, and not jointly and severally, hereby represents and warrants to Purchaser as follows:

                  3.01 Corporate Existence. Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Seller has full corporate power and authority to execute and deliver this Agreement and the Definitive Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares owned by it.

                  3.02 Authority. The execution and delivery by each Seller of this Agreement and the Definitive Agreements to which it is a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate action, no other corporate action on the part of such Seller or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and upon execution and delivery by Seller and each other party thereto of the Definitive Agreements to which it is a party, such Definitive Agreements shall constitute, legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with their respective terms, in each case, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally as may be in effect from time to time.

                  3.03 Corporate Existence of the Brazilian Holding Companies and the Operating Companies. (a) Each Brazilian Holding Company is duly incorporated, validly existing and in good standing under the Laws of Brazil, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each Brazilian Holding Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of any such failures by any Brazilian Holding Company to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Brazilian Holding Companies.

                  (b) Each Operating Company is duly incorporated, validly existing and in good standing under the Laws of Brazil, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each Operating Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of any such failures by any Operating Company to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Operating Companies.

                  3.04 Capitalization. (a) The authorized capital stock of the Brazilian Holding Companies consists solely of the Shares. As of the Closing, there shall be no outstanding Options with respect to the Brazilian Holding Companies. The Shares are duly authorized, validly issued, outstanding, fully paid and non-assessable. Upon the Closing, Purchaser shall own good and valid title to the Shares, beneficially and of record, free and clear of all Liens.

                  (b) As of the date hereof, the authorized capital stock of the Operating Companies consists solely of the Opco Shares. As of the Closing, there shall be no outstanding Options with respect to the Operating Companies. The Opco Shares are, and on the Closing Date, any Additional Shares, shall be, duly authorized, validly issued, outstanding, fully paid and non-assessable. Upon the Closing, the Brazilian Holding Companies shall own good and valid title to the Opco Shares and Purchaser shall own good and valid title to any Additional Shares, in each case, beneficially and of record, free and clear of all Liens.

                  3.05 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by each Seller of the Definitive Agreements to which it is a party, the performance by such Seller of its respective obligations under this Agreement and such Definitive Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws or equivalent document or any resolution adopted by the board of directors, the officers at a duly constituted meeting, shareholders and quotaholders of such Seller, or any of the Brazilian Holding Companies or the Operating Companies, as and to the extent applicable;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.06 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order or, filing with, any Governmental Authority, applicable to such Seller, the Brazilian Holding Companies, the Operating Companies or any of their respective assets and properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Definitive Agreements or to have a material adverse effect on the Brazilian Holding Companies or the Operating Companies or
(ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates);

                  (c) except as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Brazilian Holding Companies or the Operating Companies or to adversely affect the ability of such Seller to consummate the transactions contemplated hereby or by any such Definitive Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) except for Liens created pursuant to the Tower Sale and Lease Agreements, result in the creation or imposition of any Lien upon Seller, the Brazilian Holding Companies or the Operating Companies or any of their respective assets and properties under, any Contract or License to which such Seller or any of the Brazilian Holding Companies or the Operating Companies is a party or by which any of their respective assets and properties is bound.

                  3.06 Governmental Approvals and Filings. Except as disclosed in Schedule 3.06, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of any Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Definitive Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or any of such Definitive Agreements or to perform its obligations hereunder or thereunder, or to have a material adverse effect on the Brazilian Holding Companies or the Operating Companies, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

                  3.07 Affiliate Transactions. Except as disclosed in Schedule 3.07(a) or as contemplated by this Agreement or any of the Definitive Agreements, (i) there is no Indebtedness between any of the Brazilian Holding Companies or the Operating Companies, on the one hand, and such Seller, any officer, director or Affiliate (other than any of the Brazilian Holding Companies and the Operating Companies) of such Seller, on the other, (ii) such Seller nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to any of the Brazilian Holding Companies or the Operating Companies which are individually or in the aggregate material to the Brazilian Holding Companies or the Operating Companies, and
(iii) none of the Brazilian Holding Companies or the Operating Companies provides or causes to be provided any assets, services or facilities to such Seller or any such officer, director or Affiliate which are individually or in the aggregate material to the Brazilian Holding Companies or the Operating Companies.

                  3.08 Financial Statements. Except as set forth in the notes thereto, (i) the audited balance sheets of the Brazilian Holding Companies and their consolidated subsidiaries as of December 31, 2002, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year then ended, and (ii) the unaudited balance sheets of the Brazilian Holding Companies and their consolidated subsidiaries as of June 30, 2003, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the first six months of the fiscal year then ended, were prepared in accordance with Brazilian generally accepted accounting principles and fairly present in all material respects the consolidated financial condition and results of operations of the Brazilian Holding Companies and their consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

                  3.09 Books and Records. The minute books, stock record books, and other similar records of the Brazilian Holding Companies and the Operating Companies, as made available to Purchaser prior to the execution of this Agreement, contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the board of directors, shareholders or quotaholders of each of the Brazilian Holding Companies and the Operating Companies, as and to the extent applicable, and have been maintained in accordance with all applicable Laws.

                  3.10 Taxes. Except as set forth in Schedule 3.10, (i) each of the Brazilian Holding Companies and the Operating Companies has timely filed all material Tax returns, and all such Tax returns are true, accurate and complete in all material respects;
(ii) all Taxes payable by the Brazilian Holding Companies and the Operating Companies as a result of their operations have been paid consistently with past practice adopted by the Brazilian Holding Companies or the Operating Companies, as applicable, or will be paid prior to the Closing Date on the due date thereof, and such Taxes have been adequately accrued under Brazilian generally accepted accounting principles and shown on the financial statements of the Brazilian Holding Companies and the Operating Companies, as applicable; (iii) no deficiency for any amount of Tax has been asserted or assessed in writing by any Tax Authority against any of the Brazilian Holding Companies or the Operating Companies with respect to any of the Brazilian Holding Companies or the Operating Companies; (iv) none of the Brazilian Holding Companies or the Operating Companies has consented to extend the time in which any Tax may be assessed or collected by any Tax Authority; and (v) none of the Brazilian Holding Companies or the Operating Companies have commenced, or have received written notice of, any material ongoing or pending Tax contests with any Tax Authority with respect to any of such Brazilian Holding Companies or Operating Companies.

                  3.11 Compliance with Legal Requirements. Each Brazilian Holding Company and Operating Company believes that, based on its reasonable interpretation of applicable Laws, it is in substantial compliance with all material Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets in a manner similar to other telecommunication companies in Brazil, except to the extent that any failure to comply with such Laws could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of the Brazilian Holding Companies or the Operating Companies.

                  3.12 Legal Proceedings; Orders. Except as set forth in
Schedule 3.12, as of the date hereof, none of the Brazilian Holding Companies or the Operating Companies has commenced or has received service of process in respect of any Proceedings that, individually or in the aggregate with other such Proceedings, could reasonably be expected to have a material adverse effect on the business of the Brazilian Holding Companies or the Operating Companies; or which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Definitive Agreements.

                  3.13 Software and Intellectual Property. No allegations have been made in writing against any Brazilian Holding Company or Operating Company to the effect that it is infringing any rights of any Person with respect to the intellectual property and Software owned by, licensed to or used by any Brazilian Holding Company or Operating Company. All intellectual property and Software used by any Brazilian Holding Company or Operating Company that is not owned by such Brazilian Holding Company or Operating Company, as applicable, is properly licensed to such Brazilian Holding Company or Operating Company, as applicable, except where failure to properly license such intellectual property or Software could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Brazilian Holding Companies or the Operating Companies.

                  3.14 Brokers. Except for Morgan Stanley & Co. Incorporated, whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the Definitive Agreements and the transactions contemplated hereby and thereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser or any of the Brazilian Holding Companies or the Operating Companies for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Sellers as follows:

                  4.01 Corporate Existence. Purchaser is duly organized, validly existing and in good standing under the Laws of Brazil. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Definitive Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

                  4.02 Authority. The execution and delivery by Purchaser of this Agreement and the Definitive Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate action, no other corporate action on the part of Purchaser or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Definitive Agreements to which it is a party, such Definitive Agreements shall constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, in each case, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally as may be in effect from time to time.

                  4.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Definitive Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Definitive Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws or equivalent document of Purchaser, or any resolution adopted by the board of directors, the officers at a duly constituted meeting, or shareholders of Purchaser;

                  (b) subject to obtaining the consents, approvals and actions making the filings and giving the notices disclosed in Schedule 4.04, conflict with or result in a violation or breach of any term or provision of any Law or Order or filing with, any Governmental Authority, applicable to Purchaser or any of its assets and properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Definitive Agreements); or

                  (c) except as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any such Definitive Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound.

                  4.04 Governmental Approvals and Filings. Except as disclosed in Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Definitive Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or any of such Definitive Agreements or to perform its obligations hereunder or thereunder.

                  4.05 No Other Negotiations. None of Purchaser, its Affiliates, or any person authorized by any of them, has engaged in ongoing negotiations (or ongoing discussions regarding the substantive terms of), nor do any of them have any agreements or understandings with third parties regarding any direct or indirect sale or transfer to such third parties of any equity interest in or assets or properties of the Brazilian Holding Companies or the Operating Companies, except as otherwise contemplated by this Agreement and the Definitive Agreements, nor are any such negotiations or discussions contemplated.

                  4.06 Brokers. Except for UBS Investment Bank Limited and its Affiliates, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the Definitive Agreements and the transactions contemplated hereby and thereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers or any of the Brazilian Holding Companies or the Operating Companies for a finder's fee, brokerage commission or similar payment.

                                    ARTICLE V

                                    COVENANTS

                  5.01 Regulatory and Other Approvals. Each of Purchaser and Sellers shall, as promptly as practicable and after consultation with each other, use its best efforts to obtain all material consents, approvals or actions of, make all filings with and give all notices, and provide such other information and communications, to any Governmental Authorities, including, without limitation, ANATEL, or any other Person required to consummate the transactions contemplated hereby and by the Definitive Agreements. Purchaser and Sellers shall provide prompt notification to each other when any such consent, approval, action, filing or notice referred to above is obtained, taken, made or given, as applicable, and shall advise each other of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement, including, without limitation, the transfers referred to in Section 6.11. Purchaser and Sellers shall not take any action or make any filing with or give notice to any Governmental Authorities, including, without limitation, the ANATEL approval request filed pursuant to this Section 5.01, without the prior written consent of the other party.

                  5.02 No Solicitations. Sellers shall not take, nor shall they permit any Affiliate of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Brazilian Holding Companies or the Operating Companies or permitting access to the assets and properties and books and records of the Brazilian Holding Companies or the Operating Companies) any offer or inquiry from any Person concerning an Acquisition Proposal. If Sellers or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Sellers shall promptly advise such Person, by written notice, of the terms of this
Section 5.02 and shall promptly, orally and in writing, advise Purchaser of the receipt of such offer, inquiry.

                  5.03 Sale of Real Estate Assets. Sellers shall, and shall cause the Operating Companies to, use commercially reasonable efforts to consummate a sale of the real estate assets of the Operating Companies, the gross proceeds of which sale Sellers expect to be approximately R$20.0 million.

                  5.04 Operating Company Operations. (a) During the period beginning on the Closing Date and ending on the fifth (5) year anniversary of the Closing Date (the "Operating Period"), Purchaser shall cause the Operating Companies to negotiate in good faith on commercially reasonable terms, and consistent with the terms of their business plans then in place, to enter into agreements to provide wholesale wireless network services, including capacity for Mobile Virtual Network Operators (MVNO) and roaming services to other domestic and/or international telecommunications services operators on their CDMA network. To the extent that a telecommunications service operator seeking such MVNO and/or roaming services from any of the Operating Companies owns or operates cell-based wireless networks, the Operating Companies shall only be required to enter into such agreements with such operator if such operator agrees to provide similar services with its own network(s) to the Operating Companies on a reciprocal basis. The agreements referenced in this Section 5.04(a) shall be negotiated at market-based rates.

                  (b) During the Operating Period, Purchaser shall cause the Operating Companies to (i) maintain cdmaOne(R), cdma2000(R), and/or W-CDMA as the exclusive radio frequency interface technology for all fixed-wireless and mobile wireless voice and data services that the Operating Companies provide using cellular, PCS-based or 3G radio technology infrastructure in the Vesper Spectrums, and (ii) not deploy any other cellular, PCS-based or 3G radio technology infrastructure which is not based upon cdmaOne(R), cdma2000(R), and/or W-CDMA on the Vesper Spectrums, including, but not limited to, GSM, GPRS, EDGE, DECT and TDMA, provided that such cdmaOne(R), cdma2000(R), and/or W-CDMA technology continues to be deployed by major wireless telecommunication companies.

                  (c) During the period beginning on the Closing Date and ending on the tenth (10) anniversary of the Closing Date, Purchaser shall cause at least 85% (during years 0-3), 70% (during years 4-5), and 55% (during years 6-10) of all CDMA subscriber terminals purchased by any of the Operating Companies to utilize CDMA ASICs, including but not limited to mobile station modems, originally sourced from QUALCOMM or any of its designated Affiliates; provided, that, such terminals are competitively priced for comparable performance and features in the regional market.

                  (d) During the Operating Period, (i) to the extent that any of the Operating Companies shall offer wireless data services and applications over their CDMA networks, Purchaser shall cause the Operating Companies to negotiate in good faith to enter into an agreement with QUALCOMM or any of its designated Affiliates to provide such applications and services using BREW(R) technology, to the extent consistent with the business plans of the Operating Companies; and (ii) to the extent that any of the Operating Companies seek to purchase CDMA network optimization tools, data collection tools, and test equipment, Purchaser shall cause the Operating Companies to seek bids from QUALCOMM to purchase such equipment as it may provide. Purchaser will negotiate in good faith to enter into sales agreements with QUALCOMM or any of its designated Affiliates to provide such equipment so long as it is competitively priced for comparable performance and features.

                  (e) Purchaser shall not directly or indirectly sell or otherwise transfer any of the Operating Companies or their assets and properties (including the Vesper Spectrums), whether by merger or consolidation, a tender or exchange offer, a leveraged buy-out, a minority investment, the formation of a joint venture or partnership, or any other transaction (any such transaction, a "Vesper Sale") to any Person (a "Vesper Acquirer"), and any such sale or transfer shall be void, unless such Vesper Acquirer agrees in writing to comply with the terms of this Section 5.04. Notwithstanding any Vesper Sale, Purchaser shall remain liable for any failure by such Vesper Acquirer to comply with the terms of Section 5.04, including failure to comply with the following sentence, unless the Vesper Acquirer or an Affiliate thereof that has provided a full and unconditional guarantee of the obligations of the Vesper Acquirer (the "Vesper Acquirer Affiliate") has, at the time of the Vesper Sale, a credit rating from an internationally recognized credit rating agency that is equal to or higher than Embratel's credit rating on the date hereof, in each case, from an internationally recognized credit rating agency; provided, however, that if Embratel or the Vesper Acquirer or the Vesper Acquirer Affiliate is rated by more than one such credit rating agency, the highest rating provided by all such credit rating agencies with respect to Embratel, the Vesper Acquirer and the Vesper Acquirer Affiliate shall prevail for the purposes hereof. In the event that a Vesper Acquirer fails for any reason to comply, and to cause the Operating Companies to comply, with the terms of Section 5.04(b), then QUALCOMM or any of its applicable Affiliates that own equity interests in CT Leasing (the "QUALCOMM Party"), shall have the right (the "QUALCOMM Put Right") to sell and the Vesper Acquirer shall have the obligation to purchase, upon exercise of the QUALCOMM Put Right, all of the QUALCOMM Party's outstanding equity interest in CT Leasing (the "Tower Leasing Equity") in exchange for the QUALCOMM Party's pro rata share of the sum of all remaining lease payments payable by the Operating Companies pursuant to the Tower Sale and Lease

Agreements (the "QUALCOMM Put Purchase Price"). The QUALCOMM Put Right may be exercised by delivery by the QUALCOMM Party to Vesper Acquirer of a written notice of such exercise (the "QUALCOMM Put Notice"). The closing of the purchase and sale of the Tower Leasing Equity pursuant to the exercise of the QUALCOMM Put Right (the "QUALCOMM Put Closing") shall take place at the offices of Tower Leasing Co. on the third Business Day after the QUALCOMM Party delivers the QUALCOMM Put Notice to Vesper Acquirer. At the QUALCOMM Put Closing, Vesper Acquirer shall pay (x) to the QUALCOMM Party the QUALCOMM Put Purchase Price by wire transfer of immediately available funds to such account as the QUALCOMM Party may direct in the QUALCOMM Put Notice and (ii) to Sellers an amount equal to the Transaction Expenses by wire transfer of immediately available funds to such account as Sellers may direct. Simultaneously, (1) the QUALCOMM Party shall assign and transfer to Vesper Acquirer all of the QUALCOMM Party's right, title and interest in and to the Tower Leasing Equity, by means of the execution of the proper share transfer and the amendment by CT Leasing of its share register to transfer to Vesper Acquirer the full ownership of the Tower Leasing Equity and (2) the Vesper Acquirer shall assume all of the QUALCOMM Party's or any of its Affiliates' obligations, including pursuant to the "Call Option", set forth in the Tower Investment Agreement.

                  (f) During the period beginning on the Closing Date and ending eighteen (18) months thereafter, Purchaser shall cause the Operating Companies to use reasonable efforts within their control to continue to offer service to their existing corporate customers for which cash revenues exceed associated marginal costs and to use the Vesper Spectrums as used in their normal course of business, including but not limited to providing fixed-wireless and data services to the Operating Companies' customers. Without limiting the foregoing obligation of Purchaser, Purchaser shall use reasonable efforts, and shall cause the Operating Companies to use reasonable efforts, other than such efforts that could reasonably be expected to have a material adverse effect on Purchaser or any of its Affiliates, including, without limitation, the Operating Companies, to vigorously oppose, through administrative, judicial and extra-judicial means available, any and all determinations, actions or attempts of any nature whatsoever from Governmental Authorities with competence to decide upon spectrum frequency matters, which seek, or would have as a result thereof, the limitation on the use by the Operating Companies (whether by relocation or otherwise) of the Vesper Spectrums or any portions thereof, including but not limited to seeking a temporary administrative and/or judicial order or injunction permitting continuing operation of the Vesper Spectrums as then conducted during the pendency of any action taken against any such Governmental Authority determinations, actions or attempts; provided, however, that in the event of the relocation of the Vesper Spectrums to an alternative spectrum, Purchaser shall not be so obligated if the cost of such relocation is borne by Purchaser or any of its Affiliates, including, without limitation, the Operating Companies, or by any Governmental Authority or third party. The parties acknowledge that, in the event that the Operating Companies cease to use the Vesper Spectrums or any portion thereof pursuant to this Section 5.04(f), the foreseeable losses of QUALCOMM may include QUALCOMM's direct or indirect interest in all unpaid lease payments payable by the Operating Companies pursuant to the Tower Sale and Lease Agreements for the remainder of the term thereof.

                  (g)      For purposes of Section 5.04(b), (c), (d), (e) and
(f), all references to the Operating Companies shall apply to the Operating Companies' operation of the Vesper Spectrums. If (i) any of the Operating Companies are merged with or consolidated into

Purchaser or any Affiliate thereof (the "Acquirer") or (ii) any of the Vesper Spectrums are transferred for any reason whatsoever or consolidated into the Purchaser or any Affiliate thereof (the "Spectrum Acquirer", and any such transaction described in clause (i) or (ii) above, a "Vesper Roll-up"), prior to the effectiveness of any such Vesper Roll-up, the Purchaser shall take all actions necessary to cause the Acquirer or the Spectrum Acquirer, as applicable, to agree (A) that the covenants in Section 5.04(b), (c), (d), (e) and (f) shall apply equally to the Acquirer and to the Spectrum Acquirer with respect to all business activity conducted by the Acquirer or the Spectrum Acquirer on the Vesper Spectrums and (B) that QUALCOMM shall be a third party beneficiary of such agreement and that QUALCOMM shall have the right to enforce the covenants in Section 5.04(b), (c), (d), (e) and (f).

                  (h) The parties acknowledge and agree that QUALCOMM is a third party beneficiary of this Section 5.04 and that QUALCOMM shall have the right to enforce the provisions of this Section 5.04.

                  5.05 Key Employees. The Sellers shall cause the Operating Companies to identify and take appropriate actions to retain key employees of the Operating Companies in accordance with the Business Plan.

                  5.06 Conduct of Business. At all times after the date hereof until the Closing, Sellers shall use their respective reasonable best efforts to cause the Operating Companies to (i) operate in good faith to achieve the objectives set forth in the Business Plan, and (ii) maintain all Licenses from ANATEL as held on the date hereof in a manner consistent with past practice.

                  5.07 Right of Last Refusal. (a) If at any time on or after the Closing Date and prior to the date on which the QUALCOMM Put Right is exercisable, QdB or Breidvika Holding S.A. (the "SMP Affiliate") shall have received a written good faith offer from an offeror (the "SMP Offeror") to purchase all of the equity interests in, or a substantial portion of the assets of Vesper SMP S.A. and Brazzaville S.A., each a sociedade por acoes organized under the Laws of Brazil (the "SMP Companies") which QdB or the SMP Affiliate has determined to accept, then QdB shall promptly deliver to Purchaser written notice of such determination (a "Notice of Determination"), together with a detailed summary of the terms and conditions of the relevant written offer (the "SMP Offer"), including the identity of the SMP Offeror. Upon receipt of the Notice of Determination, Purchaser shall have the right to purchase from QdB or the SMP Affiliate, as applicable, and, upon the delivery of a Notice of Election (as defined below) by Purchaser to QdB, QdB shall or shall cause the SMP Affiliate to sell to Purchaser, the SMP Companies at the price and on the terms and conditions set forth in the SMP Offer (the "SMP Subject Terms"). Within ten
(10) Business Days after receipt of the Notice of Determination by Purchaser (the "SMP Notice Period"), Purchaser may deliver a written notice (a "Notice of Election") to QdB of its election to purchase the SMP Companies. If Purchaser delivers the Notice of Election to QdB prior to the expiration of the SMP Notice Period, QdB must sell, or shall cause the SMP Affiliate to sell, and Purchaser must purchase, subject to ANATEL approval, the SMP Companies within 10 Business Days from the later of the expiration of the SMP Notice Period or upon obtaining ANATEL approval, pursuant to the SMP Subject Terms. If QdB has not received a Notice of Election prior to the expiration of the SMP Notice Period, then QdB shall have the right, for a period of six months following the expiration of the SMP Notice Period (the "SMP Sale Period"), to sell or otherwise transfer, or cause the SMP Affiliate to sell or otherwise transfer, the SMP Companies to the SMP Offeror on the SMP Subject Terms. If, for any reason, QdB or the SMP Affiliate shall not have sold the SMP Companies to the SMP Offeror before the expiration of the SMP Sale Period, the provisions of this Section shall again be in effect.

                  (b) Sellers shall have the right to return the SMP Licenses to ANATEL at any time after providing Purchaser with 30 days prior notice thereof. Such notice shall be deemed a Notice of Determination and the terms of Section 5.07(a) shall apply thereto.

                  5.08 No Change of Control Until ANATEL Approval. The parties expressly acknowledge that nothing in this Agreement shall be construed to provide Purchaser with control over the Brazilian Holding Companies or the Operating Companies in breach of the ANATEL Resolution. In furtherance of the foregoing, Purchaser shall only be entitled to control rights over the Brazilian Holding Companies and the Operating Companies after the sale of the Shares and any Additional Shares to Purchaser has been approved by ANATEL.

                  5.09 Guarantees. Within one hundred eighty (180) days after the Closing Date, Sellers shall cause the guarantees that the Brazilian Holding Companies have given in respect of Indebtedness of the Operating Companies described in Schedule 5.09 (the "Guarantees") to be replaced. Sellers will indemnify and hold the Brazilian Holding Companies harmless against payments that the Brazilian Holding Companies have made from and after the Closing in respect of the Guarantees.

                  5.10 Vesper Sale. In the event that definitive documentation with respect to a Vesper Sale is entered into at any time during the period beginning on the Closing Date and ending on the first anniversary of such date, then, upon consummation of such Vesper Sale, Purchaser shall pay to Sellers or any of its designated Affiliates, by wire transfer of immediately available funds to such account as Sellers may direct, on the date of the consummation of a Vesper Sale, an amount equal to the sum of (i) 50% of the Vesper Proceeds and
(ii) the Transaction Expenses.

                  5.11 Certain Transfers. Prior to the Closing, QdB shall transfer (i) the one share of Vesper S.A. that it owns to Vesper Holding Sao Paulo S.A., and (ii) the one share of Vesper Sao Paulo S.A. that it owns to Vesper Holding S.A.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser hereunder to purchase the Shares and any Additional Shares are subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

                  6.01 Representations and Warranties. The representations and warranties made by Sellers in this Agreement and in the Definitive Agreements, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

                  6.02 Performance. Sellers shall have performed and complied, in all material respects, with their agreements, covenants and obligations required by this Agreement and the Definitive Agreements to be so performed or complied with by Sellers at or before the Closing.

                  6.03 Orders and Laws; Proceedings. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Definitive Agreements, and there shall not be pending on the Closing Date any action or proceeding in, before or by any Governmental Authority which would reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or the Definitive Agreements of any such Law.

                  6.04 Regulatory Consents and Approvals. The approval of ANATEL, and the filing with CADE through ANATEL, as necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly given as requested and made, (b) shall be complete in all material respects in accordance with ANATEL's approval request filed pursuant to Section 5.01 and not subject to the satisfaction of any condition that has not been satisfied or waived, and (c) shall be in full force and effect.

                  6.05 Other Transactions. Prior to or simultaneously with the Closing, each of the following shall have occurred:

                           (i) the consummation of the transactions contemplated by the Bridge Loan Assignment Agreement and the capitalization of the Bridge Loans into equity of the Operating Companies,

                           (ii) the consummation of the transactions contemplated by the Settlement and Forbearance Agreement by the parties thereto;

                           (iii)    the delivery by each Seller of such
         certificates, documents and instruments providing evidence of the corporate and shareholder authorizations for such Seller to enter into and perform the Agreement and the other Definitive Agreements to which they are a party;

                           (iv) the delivery by each other party of such certificates, documents and instruments providing evidence of the corporate and shareholder authorizations for such other party to enter into and perform the Definitive Agreements to which it is a party;

                           (v) the consummation of the transactions contemplated by the Settlement and General Release Agreement by the parties thereto; and

                           (vi) the consummation of the transactions contemplated by the Tower Sale and Lease Agreements.

                  6.06 QUALCOMM Funding. The QUALCOMM Funding shall have occurred in full.

                  6.07 Business Plan. The Operating Companies shall have been operated in good faith to achieve the Business Plan. No deviations from the Business Plan shall have been caused by the failure of the Operating Companies' management personnel to execute the Business Plan in good faith.

                  6.08 Capital Leases and Indebtedness. The total capital leases and other Indebtedness of the Operating Companies as of the Closing Date shall not exceed, in the aggregate, the equivalent of R$40 million as of November 30, 2003, plus any amount of ICMS financing of the Operating Companies that accrues between November 30, 2003 and the Closing Date, in each case, as such amounts are determined in accordance with Brazilian generally accepted accounting principles in effect on the date hereof.

                  6.09 Licenses. The Operating Companies shall have maintained all Licenses from ANATEL held by such Operating Companies on the date hereof, in a manner consistent with past practice.

                  6.10 QUALCOMM Indemnity Agreement. Either (a) the Operating Companies and each Resolution Party shall have entered into a Resolution and Settlement Agreement or (b) QUALCOMM shall have entered into the QUALCOMM Indemnity Agreement with respect to the claims of each Resolution Party which has not entered into a Resolution and Settlement Agreement.

                  6.11 Certain Transfers. All of the outstanding quotas of Velocom Data Comunicacoes Ltda. shall have been transferred to Purchaser, the Brazilian Holding Companies or the Operating Companies, free and clear of all Liens, to such Person as Purchaser shall designate by written notice to Sellers at least three (3) Business Days prior to the Closing. The transfers referred to in Section 5.11 shall have occurred.

                  6.12 Provision. The financial and accounting records of the Operating Companies shall have been adjusted to show a provision that reduces the value of their permanent assets to fair market value in accordance with Brazilian generally accepted accounting principles.

                  6.13 QUALCOMM Confirmation Letter. The Purchaser shall have received the duly executed original of the QUALCOMM Confirmation Letter.

                  6.14 Due Diligence. Purchaser shall have satisfactorily completed its legal and financial review of the business and operations of the Operating Companies; provided, however, that this condition shall be deemed satisfied as of the first date that QUALCOMM makes a payment in respect of a Funding Notice (as such term is defined in the QUALCOMM Funding Agreement).

                                   ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers hereunder to sell the Shares and any Additional Shares are subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in its sole discretion):

                  7.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement and in the Definitive Agreements, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

                  7.02 Performance. Purchaser shall have performed and complied, in all material respects, with its agreements, covenants and obligations required by this Agreement and the Definitive Agreements to which Purchaser is a party to be so performed or complied with by Purchaser at or before the Closing.

                  7.03 Orders and Laws; Proceedings. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Definitive Agreements, and there shall not be pending on the Closing Date any action or proceeding in, before or by any Governmental Authority which would reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or the Definitive Agreements of any such Law.

                  7.04 Regulatory Consents and Approvals. The approval of ANATEL, and the filing with CADE through ANATEL, as necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly given as requested and made, (b) shall be complete in all material respects in accordance with ANATEL's approval request filed pursuant to Section 5.01 and not subject to the satisfaction of any condition that has not been satisfied or waived, and (c) shall be in full force and effect.

                  7.05 Other Transactions. Prior to or simultaneously with the Closing, each of the following shall have occurred:

                           (i) the consummation of the transactions contemplated by the Bridge Loan Assignment Agreement and the capitalization of the Bridge Loans into equity of the Operating Companies,

                           (ii) the consummation of the transactions contemplated by the Settlement and Forbearance Agreement by the parties thereto;

                           (iii)    the delivery by Purchaser of such
         certificates, documents and instruments providing evidence of the corporate authorizations for Purchaser to enter into and perform the Agreement and the other Definitive Agreements to which it is a party;

                           (iv) the delivery by each other party of such certificates, documents and instruments providing evidence of the corporate and shareholder authorizations for such other party to enter into and perform the Definitive Agreements to which it is a party;

                           (v) the consummation of the transactions contemplated by the Settlement and General Release Agreement by the parties thereto; and

                           (vi) the consummation of the transactions contemplated by the Tower Sale and Lease Agreements.

                  7.06 Resolution and Settlement Agreements. The Operating Companies and each Resolution Party shall have entered into a Resolution and Settlement Agreement.

                  7.07 Vesper Spectrums. The Operating Companies shall obtain a satisfactory solution to the interference occurring on the Vesper Spectrums due to the implementation and/or deployment of telecommunications systems as a result of other Licenses granted by ANATEL, which solution shall entitle the Operating Companies to operate in their normal course of business.

                                  ARTICLE VIII

                     TERMINATION; SURVIVAL; LIMIT ON DAMAGES

                  8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

                  (b) at any time before the Closing, by Sellers or Purchaser, in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party;

                  (c) at any time after December 15, 2003, by Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

                  (d) at any time after the tenth (10th) Business Day after the date hereof, by Sellers or Purchaser, if the Services Agreement or the Tower Sale and Lease Agreements have not been executed and delivered by the parties thereto; provided, however, that such right to terminate shall not be exercisable after the Services Agreement and the Tower Sale and Lease Agreements have been executed and delivered by the parties thereto.

                  8.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 9.03 and confidentiality in Section 9.05 shall continue to apply following any such termination.

                  8.03 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Closing, and there shall be no liability after the Closing Date in respect thereof on the part of any party or its officers, directors, employees, agents and Affiliates; provided, however, that, in the event that a Vesper Roll-up occurs within ninety (90) days following the Closing Date, the representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year following the Closing. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive the Closing Date for the respective periods set forth herein.

                  8.04 Damages. (a) In the event that there is a material breach of the representations and warranties made by any party to this Agreement, the non-breaching party's sole remedy hereunder prior to the Closing Date shall be to terminate this Agreement under Section 8.01(b); provided, however, that upon any such valid termination, the breaching party shall reimburse the non-breaching party up to US$1 million for any of its reasonable out-of-pocket costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, upon presentation of reasonable documentation thereof. Subsequent to the Closing Date and only in the event that a Vesper Roll-up occurs within ninety (90) days following the Closing Date, subject to Sections 8.04(b) and 8.05, each party shall indemnify the other party for any and all Losses suffered, incurred or sustained by such other party, resulting from, arising out of or relating to any breach of representation or warranty of the party contained in this Agreement.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 8.04(a):

                           (i) unless, until and then only to the extent that the party seeking indemnification has suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of U.S.$ 12 million in the aggregate; and

                           (ii) after the party seeking indemnification has received payments in respect of claims made under such paragraph of U.S.$ 6 million in the aggregate.

                  (c) The indemnities set forth in this Section 8.04 shall be the exclusive remedies of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any misrepresentation or breach of warranty and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto waive.

                  (d) This Section shall not limit in any way a party's right to indemnification for any and all Losses suffered, incurred or sustained by such party, resulting from, arising out of or relating to the non-fulfillment of or failure to perform any covenant or agreement of the other party contained in this Agreement.

                  8.05 Notice/Knowledge of Breach. In the event that any party hereto becomes aware of any facts or circumstances that could result in a right to terminate this Agreement pursuant to Section 8.01(b), such party shall provide prompt written notice thereof to the other party. Any failure to provide such prompt written notice shall result in the waiver of such termination right based on or relating to such facts or circumstances. To the extent that any party is aware of any breach of representation or warranty prior to the Closing, such party shall have no right to indemnification under Section 8.04(a) with respect to any Losses resulting from, arising out of or relating to such breach.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.01 Notices. All notices, requests and other communications hereunder must be in writing in the English language and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or by internationally recognized courier to the parties at the following addresses or facsimile numbers:

                  (a)      If to the Brazilian Holding Companies:

                           Vesper Sao Paulo S.A.
                           Av. Das Nacoes Unidas, 4777/10 degrees Andar
                           05477-000 Sao Paulo SP Brasil
                           Attention:  General Counsel
                           Fax: 011 5511 6489 7505
                           Phone: 011 5511 3489 7445

                           With copy to:
                           QUALCOMM Incorporated
                           Attention: General Counsel
                           Fax: (858) 658-2503

                  (b)      If to VHL:

                           Vesper Holding, Ltd.
                           c/o Maples and Calder
                           Ugland House
                           P.O. Box 309
                           George Town
                           Grand Cayman, Cayman Islands

                           With copy to:
                           QUALCOMM Incorporated

                           Attention: General Counsel
                           Fax: (858) 658-2503

                  (c)      If to QdB:

                           QUALCOMM do Brasil Ltda.
                           5775 Morehouse Drive
                           San Diego, CA  92121
                           Attention: President
                           Fax: (858) 658-2500

                           With copy to:
                           QUALCOMM Incorporated
                           Attention: General Counsel
                           Fax: (858) 658-2503

                  (d)      If to Purchaser, to:

                           Embratel Participacoes S.A.
                           Av. Presidente Vargas, 1.012 - 15 degrees andar Rio de Janeiro, 20071-910, Brazil
                           Attention: Shamim Khan
                           Fax: (55-21) 2121-3590

                           With copy to:

                           Attention: Claudia de Azeredo Santos
                           Fax: (55-21) 2121-8999

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section 9.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.01, be deemed given upon receipt, and (iii) if delivered by international courier in the manner described above to the address as provided in this Section 9.01, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.01). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  9.02 Entire Agreement. This Agreement and the Definitive Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                  9.03 Expenses. Whether or not the transactions contemplated hereby are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Definitive Agreements and the transactions contemplated hereby and thereby, except as otherwise expressly set forth in Sections 5.04 and 5.10.

                  9.04 Public Announcements. At all times at or before the Closing, Sellers and Purchaser shall not issue or make any reports, statements or releases to the public with respect to this Agreement, the Definitive Agreements or the transactions contemplated hereby or thereby without the consent of the other, which consent shall not be unreasonably withheld or delayed. If the parties are unable to obtain the approval for a public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to the relevant party, required by Law or applicable stock exchange requirements in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Sellers and Purchaser shall also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

                  9.05 Confidentiality. Each party hereto shall hold, and shall use its best efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions shall not apply to Purchaser's use of documents and information concerning the Brazilian Holding Companies or the Operating Companies furnished by Sellers hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates and their respective representatives to, promptly (and in no event later than five
(5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party who furnished such documents and information or their representatives.

                  9.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

                  9.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  9.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, unless expressly set forth in this Agreement.

                  9.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so shall be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a direct or indirect wholly-owned subsidiary of Purchaser that is a Brazilian resident, provided that any such wholly-owned subsidiary of Purchaser agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  9.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  9.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Brazil.

                  9.13 Dispute Resolution. (a) Any dispute arising between the parties in connection with this Agreement, its interpretation, validity, performance, enforceability, breach or termination, shall be settled in an amicable way by the parties by direct negotiations held in good faith for a term not exceeding 30 (thirty) calendar days.

                  (b) If, upon expiration of the negotiation term set forth in the paragraph above, the parties shall not reach an amicable settlement, the dispute shall be submitted to the decision of an arbitration panel and shall be finally settled under the Rules of the Arbitration of the International Chamber of Commerce ("ICC"). The administration and proper development of the proceedings shall be determined by the Court of Arbitration of the ICC.

                  (c) The arbitration shall be governed by the Rules of Arbitration of the ICC, except as provided otherwise herein, and the tribunal shall adopt the substantive and procedural laws of Brazil, without giving effect to any conflict of Law rules contained therein.

                  (d) Each of the parties shall appoint one arbitrator by the submission to the ICC Court of the Request for Arbitration and respective Answer, as provided for in item 8 (4) of the ICC Arbitration Rules. The arbitrators appointed by the parties shall jointly choose the third arbitrator in fifteen (15) days, who shall preside over the arbitration tribunal, and who shall be referred to the ICC Court for approval pursuant to item 9 of the ICC Arbitration Rules.

                  (e) Under item 8(4) of the ICC Arbitration Rules, if either party fails to appoint an arbitrator and/or his deputy, the ICC Court shall make the respective appointment. If the arbitrators appointed by the parties do not reach an agreement on the third arbitrator within the time limit, the third arbitrator shall be appointed by the ICC Court.

                  (f) The arbitrators shall speak and write English fluently.

                  (g) The arbitration shall take place in the city of New York, United Sates of America and shall be conducted in the English language.

                  (h) To the fullest extent permitted by Law, the parties waive their right to file any remedies against (including, but not limited to) the arbitration award and any defenses against its enforcement. The enforcement of the award may be requested before any courts having competent jurisdiction. The arbitration award shall be final and binding for the parties.

                  (i) The provisions of this Section 9.13 shall continue in effect until conclusion of all issues or litigation arising from this Agreement.

                  (j) Except for the fees of the parties' legal advisors which shall be borne by each party, all other expenses and costs of arbitration shall be borne by either or both parties as the arbitration panel may award.

                  9.14 Specific performance. Notwithstanding Section 9.13, the parties agree that each party may seek the specific performance of the obligations undertaken herein by the parties, as provided in Articles 461 and 632 of the Brazilian Civil Procedure Code.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                    VESPER HOLDING, LTD.

                                    By: ________________________________________
                                              Name:
                                              Title:

                                    QUALCOMM DO BRASIL LTDA.

                                    By: ________________________________________
                                              Name:
                                              Title:

                                    By: ________________________________________
                                              Name:
                                              Title:

                                    EMBRATEL PARTICIPACOES S.A.

                                    By: ________________________________________
                                              Name:
                                              Title:

                                    By: ________________________________________
                                              Name:
                                              Title:

                                    WITNESSES:

                                    By: ________________________________________
                                              Name:
                                              Title:

                                    By: ________________________________________
                                              Name:
                                              Title: